UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2012

Accretive Health, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34746	02-0698101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue, Suite 2700, Chicago, Illinois		60611
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On August 29, 2012, Accretive Health, Inc. (the “Company”) appointed Miles W. McHugh, age 47, as Chief Accounting Officer of the Company (the Company’s principal accounting officer), effective September 10, 2012. From February 2012 until August 2012, Mr. McHugh served as a Chief Financial Officer of Exopack Holding Corp., a packaging company, and from September 2011 until February 2012, he served as a temporary employee of the Chicago Board of Education where he provided finance and budget services. From October 2007 until May 2011, Mr. McHugh served as Executive Vice President and Chief Financial Officer of RR Donnelley & Sons Company (“RR Donnelley”), a printing and communications company, and from June 2006 to October 2007, he was Senior Vice President and Corporate Controller of RR Donnelley.

In connection with his appointment, Mr. McHugh and the Company entered into an offer letter pursuant to which Mr. McHugh is entitled to an annual base salary of $350,000 and a discretionary cash bonus target of $150,000 for 2013. In addition, Mr. McHugh will be awarded an option to purchase 100,000 shares of the Company’s common stock. In the event the Company terminates Mr. McHugh’s employment other than for cause, he will be entitled to ninety days of salary continuation.

Mr. McHugh does not have any family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company.

There are no transactions between Mr. McHugh and the Company that are required to be reported under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCRETIVE HEALTH, INC.

Date: September 5, 2012	By:	/s/ John T. Staton
John T. Staton
Chief Financial Officer and Treasurer